EXHIBIT 21

Subsidiaries of the Registrant

	Name of Subsidiary	Jurisdiction of Organization

—	BOScom Ltd.	Israel
—	Odem Electronic Technologies 1992 Ltd.	Israel

Subsidiaries of BOScom

	BOS Delaware Inc.*	Delaware
	Better On-Line Solutions Ltd.**	United Kingdom
	Better On-Line Solutions S.A.S.*	France
	Quasar Telecom (2004) Ltd.	Israel
	Lynk USA Inc.*	Delaware
	Pacific Information Systems Inc. *	Delaware
	Dean Tech Technologies Associates, LLC*	Texas

Subsidiary of Odem

	Ruby-Tech Inc.	New York

* Non-Operational
** Strike off and dissolution application filed with the Companies House in February 2006.